EXHIBIT 99.1

TranSwitch Corporation Announces

Third Quarter 2007 Financial Results

SHELTON, CT - October 24, 2007 – TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted third quarter 2007 net revenues of approximately $7.2 million and a net loss of ($4.5) million, or ($0.03) per basic and diluted common share. As previously announced, the net revenues for the third quarter of 2007 were adversely affected by an unexpected shortfall in business compared to forecast from a few smaller accounts and one of TranSwitch’s Tier-One customers, a multinational headquartered in Europe with considerable business in North American and Asia. In the third quarter of 2006, net revenues were approximately $9.6 million and the net loss was ($0.7) million, or ($0.01) per basic and diluted common share. The net loss for the third quarter of 2007 includes the following non-cash items that total $0.4 million of net expense:

•

Other income of approximately $0.6 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other income of $2.2 million on the change in the fair value of the derivative liability in the third quarter of 2006;

•

A debt extinguishment expense of $0.4 million associated with the exchange of approximately $21.2 million aggregate principal amount the Company’s Plus Cash Notes due September 30, 2007 for an equivalent principal amount of a new series of 5.45% Convertible Notes due September 30, 2010;

•

Interest expense of approximately $0.2 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $0.4 million in the third quarter of 2006; and

•

Stock compensation expense of $0.4 million, of which $0.2 million is included in research and development, $0.1 million is included in marketing and sales and $0.1 million is included in general and administrative. In the third quarter of 2006, stock compensation expense was approximately $0.6 million.

During the third quarter of 2007, the Company reported a gross profit of $3.9 million on product revenues or 63% on a GAAP basis. In the third quarter of 2007, new and legacy products represented 46% and 54%, respectively, of total net product revenues.

“While we are disappointed by the shortfall this quarter, we believe this situation is temporary because the particular Tier-One customer referred to earlier has a number of platforms using our products and has the highest market share in the optical networking space,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“We believe the telecommunications industry is still in recovery mode, and that the third and fourth quarter 2007 time period represents the trough. We expect the industry outlook to brighten as the remaining industry consolidation issues get resolved,” continued Dr. Das.

“We have been designed into platforms of some of the leading equipment vendors who have contracts with the major carriers in countries such as India, Korea, the United Kingdom, China, and the United States. While the aforementioned platforms have been slow to ramp, we believe, given the needs of these carriers and their stated commitment to these programs and plans, these platforms should begin to ramp imminently. For instance, we have been designed into platforms that will form the backhaul segment of BSNL’s massive wireless deployment in India. India continues to deploy wireless lines at a rate in excess of 7 million subscribers per month and now that contractual obstacles have been removed, this deployment should ramp quickly,” continued Dr. Das.

“We believe the fourth quarter will prove to be modestly better than our third quarter results, even though the overhang of the issues experienced in the third quarter will continue to impact our business in the fourth quarter. Moreover, if some of our large customers place orders as we expect, the first half of 2008 can mark the beginning of a period of meaningful and sustained growth for the company,” stated Dr. Das.

“While we remain optimistic about the prospects for the company, based on our current visibility, we are projecting our fourth quarter revenue to be in the range of $7.2 to $7.5 million. Our fourth quarter 2007 net loss is estimated to be roughly $(0.04) per basic and diluted common share,” stated Dr. Das.

“TranSwitch has responded to the challenges stemming from the turmoil in the telecommunications industry by working intimately with a select set of equipment vendors in a collaborative fashion to ensure that our products fit the needs of the emerging converged wireline/wireless networks. This process has allowed us to sharpen our focus and manage our expenses prudently. As we have indicated previously, we continue to proactively review our expense levels and take appropriate actions, such as the action that was announced on Monday through an 8-K filing. We believe that over the next few quarters, we can continue to trim our expenses prudently without affecting our ability to respond to market opportunities,” concluded Dr. Das.

Additional details on TranSwitch’s third quarter results will be discussed during a conference call regarding this announcement today at 5:30 PM EDT. To listen to the live call, investors can dial 719-325-4809 and reference confirmation code: 1874964. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through November 6, 2007. To access the replay, dial 719-457-0820 and enter confirmation code: 1874964. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Ted Chung

Interim Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2004

Fax: 203/926-2071

www.transwitch.com

TranSwitch Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues:
Product revenues	$6,175	$8,197	$23,232	$27,229
Service revenues	1,059	1,435	2,163	2,367

Total net revenues	7,234	9,632	25,395	29,596
Cost of revenues:
Cost of product revenues	2,265	2,468	7,926	6,975
Provision for excess and obsolete inventories	—	—	443	—
Cost of service revenues	288	675	879	1,066

Total cost of revenues	2,553	3,143	9,248	8,041

Gross profit	4,681	6,489	16,147	21,555

Operating expenses:
Research and development	5,226	5,047	16,669	15,627
Marketing and sales	2,325	2,924	7,897	8,845
General and administrative	1,288	1,429	4,252	4,549
Restructuring charge and asset impairments	—	—	647	403

Total operating expenses	8,839	9,400	29,465	29,424

Operating loss (Note 1)	(4,158)	(2,911)	(13,318)	(7,869)
Other income (expense):
Change in fair value of derivative liability	596	2,223	980	4,669
Loss on extinguishment of debt	(351)	—	(351)	(3,124)
Impairment in investments	(109)	—	(109)	—
Other income	—	85	—	85
Interest income (expense):
Interest income	612	759	1,991	1,964
Interest expense	(959)	(944)	(2,999)	(3,280)

Interest expense, net	(347)	(185)	(1,008)	(1,316)

Total other (expense) income, net	(211)	2,123	(488)	314

Loss before income taxes	(4,369)	(788)	(13,806)	(7,555)
Income taxes	111	(63)	295	79
Net loss	$(4,480)	$(725)	$(14,101)	$(7,634)

Basic and diluted net loss per common share:	$(0.03)	$(0.01)	$(0.11)	$(0.06)

Basic and diluted average common shares outstanding	132,990	127,645	132,344	123,734
Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:

Cost of revenues	$24	$29	$66	$90
Research and development	163	209	588	527
Marketing and sales	106	201	383	569
General and administrative	139	197	478	590

Total	$432	$636	$1,515	$1,776

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$39,910	$57,723
Accounts receivable, net	6,729	5,834
Inventories	3,008	3,257
Prepaid expenses and other current assets	1,798	1,422

Total current assets	51,445	68,236

Property and equipment, net	3,524	5,079
Goodwill	10,075	4,893
Other assets	7,051	4,448

Total assets	$72,095	$82,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$6,931	$7,235
Restructuring liabilities	626	824
Obligations under deferred revenue	403	63
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $0 and $1,343 respectively	—	28,811
Derivative liability	—	980

Total current liabilities	7,960	37,913

Restructuring liabilities – long-term	20,374	20,689
5.45% Convertible Notes due 2010	25,013	—

Total liabilities	53,347	58,602

Total stockholders’ equity	18,748	24,054

Total liabilities and stockholders’ equity	$72,095	$82,656